In connection with the proposed merger Meadowbrook will be filing a registration statement and Meadowbrook and ProCentury will file a joint proxy statement/prospectus. You are encouraged to read the registration statement and joint proxy statement/prospectus when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Meadowbrook and ProCentury, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, by accessing either companies corporate websites at www.meadowbrook.com or www.procentury.com.
Meadowbrook and ProCentury and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Meadowbrook and/or ProCentury in connection with the proposed merger. Information about the directors and executive officers of Meadowbrook is set forth in the proxy statement for Meadowbrook’s 2007 annual meeting of shareholders, as filed with the SEC on April 6, 2007. Information about the directors and executive officers of ProCentury is set forth in the proxy statement for ProCentury’s 2007 annual meeting of shareholders, as filed with the SEC on April 6, 2007. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. Investors may obtain free copies of these documents as described above.
ProCentury Corporation
“Definitive Merger Agreement Conference Call”
February 21, 2008 at 11:30 AM ET
Edward Feighan
Robert Cubbin

ProCentury Corporation “Definitive Merger Agreement Conference Call”

February 21, 2008 at 11:30 AM ET Edward Feighan Robert Cubbin

OPERATOR:	Hello and welcome to the Meadowbrook and ProCentury Definitive Merger Agreement Conference Call. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation and instructions will follow at that time. If you would need assistance during the call, please signal an operator by pressing “*” then “0” on your touchtone phone. Please note this conference is being recorded.

At this time, I would like to turnover the call to Karen Spaun, Chief Financial Officer of Meadowbrook Insurance Group. Ms. Spaun.

KAREN SPAUN:	Thank you and welcome to Meadowbrook’s and ProCentury’s announcement of the execution of a Definitive Merger Agreement. Joining me today are Bob Cubbin, Chief Executive Officer of Meadowbrook Insurance Group, Edward Feighan, Chief Executive Officer of ProCentury, Chris Timm, President of Century Surety and Erin West, Chief Financial Officer of ProCentury.

We will lead off with a review of the terms of the agreement. Bob Cubbin will then provide a brief overview of Meadowbrook’s business and Edward Feighan will provide a brief overview of ProCentury’s business. We will then have a question and answer session.

During this call we may make certain statements relating to the future results and expectations. These statements constitute forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. We therefore must state actual results may differ materially from those projected and may involve risk and uncertainties that are outlined in our Forms 10-K and 10-Q that are filed with the SEC.

Please note that Meadowbrook and ProCentury undertake no obligation to update or revise any forward-looking statements. In addition we would like to remind you that in connection with the proposed merger Meadowbrook will be filing a registration statement and Meadowbrook and ProCentury will file a joint proxy statement/prospectus. You are encouraged to read the registration statement and joint proxy statement/prospectus when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, investors will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as any other filings containing information about Meadowbrook and ProCentury at the SEC’s website www.sec.gov. You may also obtain these documents free of charge by accessing either company’s corporate websites.

At this time I will turn the call over to Bob Cubbin, Meadowbrook’s President and Chief Executive Officer. Bob?

ROBERT CUBBIN:	Thanks Karen and good morning everyone. Last night we announced the execution of a Definitive Merger Agreement between Meadowbrook and ProCentury. The transaction is valued at approximately 272.6 million in cash and stock to be paid to ProCentury’s shareholders.

Under the terms of the merger agreement which has been unanimously approved by the Boards of Directors of both companies, shareholders of ProCentury will be entitled to receive $20 per share of cash or stock of Meadowbrook. This price represents a premium of 33% to the 30 day average of ProCentury stock.

The combined entity will adopt and operate under the Meadowbrook name and will continue to trade on the NYSE under ticker symbol “MIG”.

With respect to the structure of the transaction, each ProCentury shareholder will have the option to accept cash or Meadowbrook stock with a maximum and total consideration in cash of 45% in order to preserve the tax free exchange of the stock consideration. More detail is provided in the press release issued last evening.

Meadowbrook expects to finance the cash portion of the purchase price through a combination of cash available from our recent equity offering, cash from earnings and debt. We will not be raising any new equities to fund the cash portion of the deal.

Completion of the transaction is subject to various closing conditions including the receipt of required regulatory approvals and approvals by Meadowbrook and ProCentury shareholders. The transaction is expected to be completed in mid 2008.

I will continue as a Chief Executive Officer of the post merger combined entity and two ProCentury Board members will join Meadowbrook’s Board of Directors.

The combination of these two companies creates a diversified platform and here the combined companies, the size and product debt compete at a level that couldn’t be achieved separately.

We believe there are significant revenue enhancement opportunities as well as cost savings potential. We expect meaningful accretion to earnings and book value immediately and more so in 2009. We expect our return on average equity to expand as we see continued growth.

The acquisition will expand and compliment Meadowbrook’s specialty lines capabilities with ProCentury’s insurance professionals and product expertise in the excess and surplus lines market. Both companies are based in the Mid West and in similar cultures.

Subsequent to the completion of the merger, the combined entity will continue to operate their respective insurance subsidiaries as they were operated prior to the merger.

For those of you who do not know Meadowbrook that well, our focus remains on a balance of revenue between premiums from underwriting, fees from management of premiums underwritten by non affiliated insurers and retail and wholesale agency commissions.

Both the management fees of insurance operations in agency and wholesale commissions are non regulated revenues and therefore the process on these revenue sources provide free cash flow that is available to support growth in all segments of our business and to service debt.

Our specialty programs provide risk management solutions for agents, professional, trade associations and small to medium sized insurers with a regional or local focus.

As we previously announced on February 12th, 2007 was another record year of earnings for Meadowbrook. Meadowbrook’s net income for the full year of 2007 was up 27% to $28 million or $0.85 per share.

Net operating income excluding amortization increased 32% to $29.8 million or $0.90 per share compared to 22.6 million or $0.76 per share in 2006.

Despite this aftermarket, we are pleased with the incremental growth we experienced in 2007 with revenues up 7% to $340.7 million, with our reinvest rating upgrade to A minus in April and the success of our stock offering in July, we are confident that with already identified new programs we can achieve substantial profitable growth as we continue to implement our strategic plan.

We remain committed to our underwriting discipline and controls over price adequacy and have already overcome the dilutive impact to EPS from our equity offering and are positioned to achieve improved ROE results as we invest in the growth of our business.

With the business combination with ProCentury, we believe we have even greater opportunities for profitable growth.

At this time I will ask Edward to make his comments.

EDWARD FEIGHAN:	Thank you very much Bob and certainly delighted to be here today on behalf of my colleagues at ProCentury and our shareholders. As you can all imagine we arrived at this point under a unique set of circumstances. Our senior management team had undergone a fairly rigorous series of strategic decisions over the past several months and with respect to our expectations for a more challenging insurance environment in the softening market, we really had to step back and evaluate our strategic alternatives for the next several years.

As we went on that path of evaluating our strategic alternatives and identifying who would be a potential partner for us we were looking for specific characteristics. And we are extremely pleased that we have found a partner in Meadowbrook that has thousands of a similar set of corporate values and entrepreneurial mindset. They sell to create a remarkably accurate cultural fit not to mention a many reasons that this makes sense from a business perspective.

Bob and his colleagues at Meadowbrook have created a high performing company and we believe that the ProCentury Meadowbrook combination presents an extraordinary opportunity.

ProCentury’s approach over the past several years has been to build a specialty lines company with admitted and surplus lines capabilities, additionally, multiple distribution channels and a handful of regional underwriting offices.

Since we were in public in 2004 we’ve made significant progress in many of these areas. But the profile that I just described is in fact the profile of the company that emerges from the combination of ProCentury and Meadowbrook.

So this is a unique opportunity we think for all of us to construct what we believe will prove to a winning strategy in the specialty lines market. All of the pieces to this approach to the market are present in both companies and we will be able to create the business profile much more efficiently together through this transaction rather than building it up independently.

ProCentury and Meadowbrook are quite similar in many ways. On the insurance company landscape we are both relatively small publicly traded companies. We have uniquely talented teams suited for the...our markets we serve and even as I said, our company culture shares some very significant characteristics.

In some ways these similarities has served as a catalyst to our executing the definitive agreement we did last night, but the real opportunities lie in the differences between the complimentary capabilities of our companies.

The most apparent example of this lies in our respective product offerings, in our marketing and distribution networks. The combined company will now have an established presence in both the admitted and surplus lines markets, and will have national access to an extraordinary set of wholesale general agencies, brokerages and retail agencies.

The combined company will have a much more diverse product set available to our distribution partners which in turn will enable them to more efficiently and beneficially serve the needs of their customers.

I think that combining the strengths of ProCentury and Meadowbrook creates an outstanding opportunity for our employees, our agency partners, and certainly our shareholders from both companies. And as we indicated in our announcement last night, we expect minimal employee disruption as a result of this merger.

Going forward the combine management team is now going to work hard to optimize the operations of the new company and perform the necessary steps to obtain regulatory and shareholder approval of this proposed merger.

Strategically I think the most important outcome of the merger is the potential to build a financially strong, significantly larger, well diversified insurance organization that can thrive in a highly competitive industry during what we know to be today an increasingly challenging stage of the market cycle.

The combined organization will likely have opportunities to grow in the near term. It is impressively accretive initially and we should be able to grow profitably even as the market continues to soften.

Looking further into the future, a larger more diversified Meadowbrook will likely emerge as a company with previously unavailable alternatives for capital utilization and shareholder value creation. We are very excited about going forward. We are eager to undertake the work that must be taken between now and closing, and look forward to our future with our very talented new partners. Thank you, Bob.

ROBERT CUBBIN:	With that we will open the call to questions. Operator?

Q&A

OPERATOR:	Yes, thank you. At this time if you would like to ask a question you may do so by pressing “*” then “1” on your touchtone phone. You will hear a tone to confirm you are on the question queue, “*” then “2” removes your name from the list. Once again pressing “*” then “1” allows you to ask a question, “*” then “2” withdraws a question.

And our first question comes from Bijan Moazami, from FBR.

BIJAN MOAZAMI:	Good morning everyone. I have a number of questions. Bob first could you spend sometimes on how you are going to be financing this transaction if you are going to be using debts, what kind of costs you expect your line of credit to have for you?

ROBERT CUBBIN:	Yeah, Bijan as we said we are going to be using available cash and dividend and capabilities from our insurance companies as appropriate. In addition to that we do have a line of credit that we can draw down upon. And the cost of that, the current credit line, Karen do you have that available right now.

KAREN. SPAUN:	I don’t have it exactly available but it starts 200 basis points over LIBOR.

ROBERT CUBBIN:	Okay, did you hear that Bijan.

BIJAN MOAZAMI:	Okay, that’s great. In terms of cost cutting what kind of benefits you think you are going to have from those initiatives?

ROBERT CUBBIN:	Well the easy things are that you know, we won’t have two public companies. So there are a number of items there that will not be duplicative. And as we look to create, you know, synergies between the two organizations from a cost perspective, we will look at some technology enhancements, ProCentury has some very, very good technology as does Meadowbrook. And I think they will compliment each other in that regard. But it will take us sometime in order to determine exactly what those cost savings would actually be. We have got some idea about that but we are not in a position at the present time to specifically comment on the number.

BIJAN MOAZAMI:	Okay, sounds great. And just about ProCentury, is the company going to be run the same way it used to be run and is any of the senior management team of ProCentury, Chris Timm in particular is going to stay behind to be running that operation?

EDWARD FEIGHAN:	Bijan this is Edward. And thank you for you comments. We...I will be working with my colleagues here and with Bob and his colleagues over the several months of transition and we will be available to them on a continuing basis thereafter but we will be departing. Chris Timm will stay and he will be the Senior Officer here on location at ProCentury and we expect that virtually every other member of our broader management team will be staying in place.

BIJAN MOAZAMI:	Okay, great. So let me just repeat something. Just to make sure I understand that right. You are going to increase the debt leverage of the company. You are going to be taking some excess cash off the balance sheet that was earning you probably after tax 3.5%. So is it fair to say that you will have a fair amount of accretion in terms of earnings going forward Bob?

ROBERT CUBBIN:	Yes sir, we do expect meaningful accretion immediately and then as we go forward even more accretion in 2009 and beyond as we are able to take advantage of the growth synergies available to the company. So, being able to lever the balance sheet, expand the earnings per share, increase the ROEs and thereafter hopefully increase the...expand the multiples that we received in the market place.

BIJAN MOAZAMI:	Okay, that’s great thank you so much.

ROBERT CUBBIN:	Thank you Bijan.

EDWARD FEIGHAN:	Thanks Bijan.

OPERATOR:	Thank you and the next question comes from Robert Paun of Sidoti & Company.

ROBERT PAUN:	Good morning everyone.

ROBERT CUBBIN:	Good morning, Robert.

EDWARD FEIGHAN:	Good morning.

ROBERT PAUN:	In the press release it states that the deal is subject to a poration provision so that the maximum total cash consideration will not exceed 45%. Is there a minimum cash percentage or is that contingent on ProCentury’s shareholders?

ROBERT CUBBIN:	No, that’s, that’s the target for both. It will be 45%

ROBERT PAUN:	Okay, okay. And I guess the follow up on the debt. Given today’s credit concerns and tightening of the market. Can you talk about the debt obligation for this deal and how solid do you think that is?

ROBERT CUBBIN:	Yeah, we have available financing and cash to handle the deal. It should not be an issue. But we’ve also had extensive conversations with our current banks and some other banks with whom we do business and we don’t believe that there should be any issue with increasing our credit facility if that becomes necessary.

ROBERT PAUN:	Okay, great. And one question for Ed I guess, ProCentury’s gross written premiums came up short of expectations in ‘07. Is there any concern about or any specific reason for the shortfall?

EDWARD FEIGHAN:	Well, there were several reasons. You know, when you look at the GAAP numbers, it’s a pretty traumatizing number but the reality is that that incorporates first, an accounting, revenue recognition accounting change that we made in the fourth quarter of 2006 that accounted for a one time $20 million addition to revenue. So, if you back that out and then begin to look at the balance, you have to also calculate the environment that we were in 2006. Business was growing so quickly that we had accumulated a backlog of about $6 or $7 million of premium that was not recorded until the fourth quarter, which was at that time the methodology that we had been traditionally using for revenue recognition.

So, when you back that backlog out as well, then I think you look at the reality of business production, 2006 fourth quarter over 2007 and that reflects about a 13 or 14% reduction in business brought to us by our agents. So, we are able to derive that from the analysis of our agent accounts submissions.

Now, a 14% reduction in one quarter is certainly not a pleasant experience and it’s not something that we would ever want to see repeated. But we understood generally what the conditions were that resulted in that. Our agents were seeing a good deal of their business migrating into the standard market. And I think that is the primary reason for that reduction.

Going forward we don’t see...we have, I should say a high level of optimism for the market that we are in this year, for the additional premium that we are generating from some of our initiatives that began to take hold in late 2007, particularly entering into the environmental market, specifically entering or returning in our case into the surety business. Our garage book has been performing exceptionally well and we are getting traction as well on our web marine business. So, the combination of those factors and the business that we see flowing and growing in those dimensions gives us a great deal of optimism about 2008.

ROBERT PAUN:	Okay, great.

ROBERT CUBBIN:	Robert before we leave that question, I think Chris may want to comment briefly on rates achieved too, because I know in your earnings call, you mentioned that. I am not sure everybody on this call heard that comment.

CHRISTOPHER TIMM:	Yeah, in the surplus size market that we are in, one of my friends in the business says volume is the entity into a lot of...to a very large extent volume is choice. But what we really have to do is make sure that our rates are maintained and that we don’t have any operational risks to the predictability of our book and the growth in our book value and increase in our earnings. So, in the...for the year, well, in a market where for instance our core commercial casualty rates competition took rates down 15 to 17% on average, depending on whose report you listen to, we were down 5.1% overall but even more importantly, our new business rates indicated a 4.2% erosion and the renewal was 6%, so that is a very healthy sign for our book is that we are not, we are not just dropping price to maintain share and in the face of our agents having even a more significant reduction in their rates in their premium, we actually probably gain share in our core business.

ROBERT CUBBIN:	Robert that’s the kind of underwriting discipline and I think that culture extends to both organizations and one of the things we find very attractive about combining the two companies.

ROBERT PAUN:	Okay, thank you. That’s all I have for now.

ROBERT CUBBIN:	Thank you, Robert.

OPERATOR:	Thank you and the last question comes from Matt Burns from the Columbus Business.

MATT BURNS:	Good afternoon gentlemen. I just have a couple of real quick questions. First of all, I was just looking to see if I can get the individual employee counts for Meadowbrook and ProCentury?

ROBERT CUBBIN:	Meadowbrook has approximately 635 employees.

MATT BURNS:	Okay.

ROBERT CUBBIN:	And I believe ProCentury, I am talking for...

EDWARD FEIGHAN:	ProCentury has approximately 320 employees.

MATT BURNS:	325 employees, okay. And Mr. Feighan I understand you said that you will be...you will be departing from the company, where along the closing process will you be planning on leaving?

EDWARD FEIGHAN:	Well that’s undetermined at this point.

MATT BURNS:	Okay.

EDWARD FEIGHAN:	We would expect the closing process to take us in the range of 3 to 4 months.

MATT BURNS:	Okay.

EDWARD FEIGHAN:	And so, we have a number of transition items that we want to make sure are attended to and if it is...if there is some benefit for me serving in a consulting capacity for any period of time, I’ve told Bob Cubbin’s I am certainly available to do so. We want to make sure that this is as seamless a transition as possible and as smooth for them as it is for our employees.

MATT BURNS:	Okay, that’s all. Thank you very much.

EDWARD FEIGHAN:	Thank you.

OPERATOR:	Thank you. And the next question comes from Beth Mallone from Key Banc

BETH MALLONE:	And thank you. Good morning. I just wanted to get a little bit more clarification on the opportunity for growth in 2008. As you’ve mentioned, there is some pricing competition certainly in the E&S market. Do you anticipate that you are going to be able to maintain your pricing even as you offer new products through the Meadowbrook distribution for your E&S products in their distribution or isn’t there going to be have to be some push back on the pricing to enter new markets?

ROBERT CUBBIN:	Beth I think that both Chris and I have been talking strategically about how we can best access the distribution system with these new products and, you know, so were going to be sitting down and having in-depth discussions over the next few months on how to most effectively and efficiently accomplish that. But we are not going to reduce prices beyond a price point that we are comfortable with. We have very specific metrics that we follow, both organizations have a very disciplined approach to underwriting and we expect to maintain that throughout 2008-2009 and beyond.

BETH MALLONE:	Okay, and do you have an estimate of what the tangible book of the combined companies will be?

ROBERT CUBBIN:	Hold on a second Beth. The 12.31.07 combined book value should be...the tangible book value should be somewhere around $5.35, book value should be somewhere around $8.50, $8.57 something like that.

BETH MALLONE	Okay, combined. And that’s as of December 31st ‘07?

KAREN SPAUN:	Yes on pro forma...

ROBERT CUBBIN:	Pro forma basis.

BETH MALLONE	Okay, all right. Thank you.

ROBERT CUBBIN:	Thank you.

OPERATOR:	Thank you. And the next question comes from Scott Heleniak from Ferris Baker Watts.

SCOTT HELENIAK:	Hi good morning.

EDWARD FEIGHAN:	Good morning.

ROBERT CUBBIN:	Good morning Scott.

SCOTT HELENIAK:	Just a couple of real quick questions here. Is there a break up for you in the deal and or a go shop period at all?

ROBERT CUBBIN:	The specific merger agreement will be filed with an 8-K, I believe early this afternoon Scott, and all those details, terms are laid out there. So we’ve been instructed to...at this point refer people to those items in the definitive agreement.

SCOTT HELENIAK:	Okay. And next question is; you talked in the release about opportunities for cost cutting but a minimal disruption for employees. I guess I am wondering where the cost savings might be that you kind of mentioned, not looking for a number just in certain areas...?

ROBERT CUBBIN:	Sure, absolutely. You know, whenever you look at two organizations coming together there are certain overlapping functions that we are going to need to look at. There are absolutely some cost savings just from only having one public company rather than two. But as we progress, we do expect to have some technology processing improvements, also to be able to lever the fixed operating costs that we have by growing the business in both organizations and we are going to be studying, you know, where we can achieve any other expense savings within the two organizations, but presently we are, you know, we are not in position as you alluded to make any specific number out there. But, you know, every management team and ours included and ProCentury over the last few years have been looking to reduce expenses through technology enhancements, better processing, more efficient use of our resources and being able to lever our fixed operating costs by growing our business. And we will continue on that as long as we run the business.

SCOTT HELENIAK:	Okay, it’s fair enough. And then last question is about some of the new program business for...this is for either side I guess. I am just wondering, it seems like you both have a lot kind of in the pipeline and I guess I am wondering if will that be delayed or pushed back at all because of the merger or will this be the kind of business as usual?

ROBERT CUBBIN:	Yeah, again, you know, Edward, Chris and his team and our team have been talking that through. We want to make sure there is no disruption in the production pipeline. So, we are going to work very hard to make sure that this does delay that and we don’t believe that it will. So, we are going to be working very diligently to make sure that the production that’s anticipated for ‘08 is not just dropped in our pipeline for ‘09.

EDWARD FEIGHAN:	And I would add to that that you know our...fortunately through the due diligence process our people got to know each other and their counterparts in Columbus and in Southfield Michigan and I think particularly you mentioned in our program business there is some similarities, there is some dissimilarities in the way they approach it. There is certainly some significant markets out there that don’t overlap and they are very excited about coordinating their two efforts and the significant growth that they believe over several years they can achieve.

CHRISTOPHER TIMM:	This is Chris. I actually believe that it is going to be better than business as usual. We’ve already looked at things that we can immediately impact with a cooperative attitude. And the teams get along so well, we’ve already been putting our heads together on it, so I actually think that in the final analysis, end of the year we are going to see it enhanced immediately, our capabilities to do business, both...on both companies.

SCOTT HELENIAK:	Okay. Thanks, congratulations.

ROBERT CUBBIN:	Thanks Scott.

EDWARD FEIGHAN:	Thank you.

OPERATOR:	Thank you. And the next question comes from Brian Roman from Weiss Peck & Greer.

BRIAN ROMAN:	Good morning.

ROBERT CUBBIN:	Good morning Brian.

BRIAN ROMAN:	Good morning. A bunch of questions here, on look the discussion earlier, I think it was Bijan who asked the question of levering the balance sheet. How much existing cash do you have to do this deal with and how much you need to borrow? I mean, I’ve ball parked I guess you need another 120 million in cash, assuming 55:45?

ROBERT CUBBIN:	That’s correct. But we haven’t disclosed the cash available. We haven’t done that in the past. We are not in a position to do that. But we will not lever the balance sheet beyond an appropriate level.

BRIAN ROMAN:	All right, how much unrestricted cash is there right now?

KAREN SPAUN:	We haven’t disclosed that yet.

BRIAN ROMAN:	Okay.

EDWARD FEIGHAN:	But we will be disclosing it in future documents.

BRIAN ROMAN:	Okay. And if you’ve given the leverage I don’t have ProCentury’s balance sheet in front me, but given the increased leverage that you are going to have to take on here to do this deal, do you anticipating...anticipate issuing a stock in the future as you did for the US new deal?

ROBERT CUBBIN:	No, we are not in a position to be issuing any...we are not raising any new equity. And we will be absorbing this transaction and other than that we do not anticipate issuing any other shares of the company.

BRIAN ROMAN:	Okay. I would like to ask a couple of questions that other touched on, try and put some numbers against things. First of all, you are saying it is accretive. How accretive is it, if you are supposed to earn, assuming this deal happens on July 1st, because I think it’s a third quarter event. Assuming it is July 1st and you are supposed to earn ball park $0.85 a share this year, how much higher will that number be, what can we move our estimates up to?

ROBERT CUBBIN:	Well, Brian, again I hate to answer questions with “I can’t tell you that right now” but we have not put out a collective guidance. We will be exploring that and in the near future we will be updating

Meadowbrook’s guidance but at the present time we are not in a position to give any adjustment to the guidance on both companies.

BRIAN ROMAN:	At this point would it be as simple as just putting the two companies together on July 1st and seeing what drops out at the bottom line?

ROBERT CUBBIN:	Well, I think there is...

BRIAN ROMAN:	Anybody can do that, of course.

ROBERT CUBBIN:	It may be as simple as that. But I would expect that there would be, you know, some cost savings in the second half of the year but, there also maybe some restructuring charges. So, on balance, I’d say that’s probably not too far off.

BRIAN ROMAN:	Well you touched on my other two questions, restructuring charge, I’ve never seen a deal like this occur without one and maybe you can give us a vague idea of how big it might be?

ROBERT CUBBIN:	Yeah, I’d love to. I can just tell you that it’s not going to be a material number relative to the size of the deal. But, you know, as you’ve said there are almost always some restructuring charges that are appropriate for a transaction like this and we do anticipate some. But we have anticipated that and looking at the potential accretion and there is still a meaningful accretion, even with any restructuring charges.

BRIAN ROMAN:	On the expense side, I don’t know what, I know ProCentury just put out their numbers; I haven’t had a chance to look at them. But if you were to look at Prosik (Ph) and this the way a lot of deals get looked at if you were to look at ProCentury and their expense ratio, in your mind you can take it from where to where?

ROBERT CUBBIN:	Well, again we don’t have a specific number targeted on that. But, you know, when you look at how you produce business on an accepted surplus lines basis, it’s slightly different and in many basis, so working with Chris and his operations team, we will be looking at the expense ratios of both companies and as we are able to lever fixed costs to a greater extent, we should be able to have an impact on the expense ratio of both companies.

BRIAN ROMAN:	So, it sounds like more like you are expecting the leverage to come from revenue enhancements than from outright expense reductions?

ROBERT CUBBIN:	We expect both Brian, we just haven’t quantified the amount from each.

BRIAN ROMAN:	Do you have an idea when you might be able to quantify them because the only number we have right now is the tangible book value dilution?

ROBERT CUBBIN:	Well, you also have book value accreted...

BRIAN ROMAN:	Right but...

ROBERT CUBBIN:	you have that you have our expectation of significant earnings per share accretion in the year and in ‘09.

BRIAN ROMAN:	I know Bob, I am just trying to understand what the word significant, you know, put something around the word “significant.”

ROBERT CUBBIN:	I am not trying to be evasive Brian, it’s just that we are not in a position today to give you that specific number but we will work to get that out as soon we possibly can within the confines of the restrictions we have and I appreciate your need to have that. So, we will do our best to get that information to you as soon as possible.

BRIAN ROMAN:	Great. Thank you.

ROBERT CUBBIN:	Thank you.

EDWARD FEIGHAN:	Thank you.

OPERATOR:	And then the next question comes from Tom Spiro of Spiro Capital.

TOM SPIRO:	Good morning.

ROBERT CUBBIN:	Good morning.

EDWARD FEIGHAN:	Good morning, Tom.

KAREN SPAUN:	Good morning.

TOM SPIRO:	Bob, if I could step back from the...the trees and look at the forest for a moment this is...this is a big deals for Meadowbrook. I would...its fair to say it’s a transformative deal or it certainly has the potential to be transformative. I don’t have a clear understanding Bob of what it is about ProCentury that...that caused you to say when looking at the menu of opportunities out there what ProCentury is the one. That’s it. Let’s go for ProCentury. Why ProCentury?

ROBERT CUBBIN:	That’s a very good question Tom. There is a number of things. First you know, we have known many of the people involved in the business for a long period of time and have great deal of respect for the platform that they have built, the distribution system they built, their consistent profitability from an underwriting standpoint. The cultures between Meadowbrook and ProCentury are very much the same. They have a very, very strong balance sheet. They have a very experienced team of people who have just done an outstanding job in building out their business. We expect to see...the other thing that we see very significantly is that you know they have a huge market for the excess and surplus lines that we have never accessed before. Their distribution system is not overlapping with ours. So, we do expect to see some very significant opportunity to provide our products to their distribution system and vice versa. Now, the growth synergies, the strong balance sheet, the very solid management team they’ve got some technology capabilities that we think are excellent on the excess and surplus client delivery side. They’ve got great a team of claims people. So, it really was a very, very good fit for us Tom and that’s really why a lot of I think successful transactions come down to the right people, and that was certainly a very, very important part of this as well.

TOM SPIRO:	As I quickly looked at the last couple of ProCentury press releases. And someone alluded to this earlier, you cant help but notice the gross written premiums coming down pretty dramatically. I think it was mentioned in this call in Q4 it was down 13% or 14%. When you think about the ProCentury in ‘08 Bob, were you guys modeling a company that continue to shrink on the top line or a company that was growing?

ROBERT CUBBIN:	That’s a very good question. You know, we run a lot of sensitivity models around the potential outcome and we included scenarios of growth, no growth or shrinkage, and so we’ve done a number of analyses from a sensitivity standpoint on all those. And it is our belief that you know with the combination of things that they have in the pipeline and a combination of the two organizations, that they should be able to grow their business in ‘08 and in ‘09.

TOM SPIRO:	Well, that’s great...that’s great Bob. Over on the investment portfolio side of ProCentury, did you have an opportunity to go through it and see if anything there that scares you?

ROBERT CUBBIN:	Absolutely, there was a very important part of what we did, and we also had our outside advisors looking at the portfolio. I think they’ve done a got good a job of outlining the position of their investment portfolio. It’s a little different then ours in some respect. But overall, you know, we were satisfied with our due diligence. Edward did you want to comment on this.

EDWARD FEIGHAN:	Yeah the, on a couple of things. I would like to just add to your commentary about why ProCentury may have looked attractive to Meadowbrook. From our perspective we very much wanted to find a partner and end up in a transaction where we had a considerable equity stake with that partner. The reason for that is that we have such a high level of confidence in the integrity of our balance sheet. We have a high level of confidence in the talent in our organization and their ability to maximize that talent and growth. We did have an overall 9% top-line drop last year. That was pretty consistent with most of our competitors in the E&S business. But we have the advantage as I said earlier that towards the end of last year we undertook some initiatives in areas that we either had in-house talent or we acquired the talent that had demonstrated over at least a 10 or 20 year period their sophistication and performance in some unique lines. Well, at the end of the day, we wanted our shareholders to have the benefit of the upside potential that we think that that combination that set of factors that ProCentury brings to the table will contribute to Meadowbrook and to the ultimate stock performance of Meadowbrook. So while we see the pricing in the press releases today at a $20 value, in my judgment, our shareholder hopefully are positioned to see even greater value than that over a very reasonable period of term...as the reasonable period of time as those dimensions of the strength of balance sheet and our relationships with our network and some new programs begin to contribute towards that increased upside.

On our portfolios side, our portfolio is just shy of $500 million. It’s an AAA minus average portfolio on our fixed income side. We do have approximately $8 million in our portfolio of subprime exposure that represents less than 2% of the total assets, we have had to have some as we indicated in this quarter, some write down of some of those bonds, but I believe its inaccurate, when I say that virtually everyone of those bonds in that subprime pocket, packet is a pre 2005 with the exception of one relatively small bond. So they are performing and we don’t think that its going to be a problem in any respect so other than the write down dimensions that we have to do because of the disruptions in the market and the very, very cautious posture that auditors are taking, but the good news to that all of course is that that also leads to income in the future as this cycles through.

TOM SPIRO:	Is there much equity or equity like investments in the portfolio, partnership investments, those kinds of things?

ROBERT CUBBIN:	No, we have...we have a pretty vanilla portfolio. The equity, we have no common equities in the portfolio, what we do have is about $30 million out of our total almost $500 million portfolio that is characterized as equity but it really is preferred.

TOM SPIRO:	I see. And lastly Bob, do you happen to have or Karen a pro forma number for the company’s earnings for 2007 that is to say if the deal had occurred on January 1, 2007 with the 55:45 split in the appropriate interest rate assumptions what would that...that Meadowbrook have earned?

KAREN SPAUN:	Tom?

TOM SPIRO:	Yeah.

KAREN SPAUN:	We have not disclosed that yet. But we have disclosed our earnings per share or our net income of 28 million and ProCentury just disclosed their net income of $24.8 million.

TOM SPIRO:	Okay, all right, well good luck.

ROBERT CUBBIN:	Thank you.

EDWARD FEIGHAN:	Thank you, Tom.

OPERATOR:	Thank you. And your next question comes from Ken Billingsley from Signal Hill.

ROBERT CUBBIN:	Good morning, Ken.

KENNETH BILLINGSLEY:	Ed, Bob, good morning.

ROBERT CUBBIN:	Good morning, Ken.

KENNETH BILLINGSLEY:	A few questions, first one actually this one for Karen, on the credit line how much is available?

KAREN SPAUN:	Currently, we have $35 million available.

KENNETH BILLINGSLEY:	$35 million available. And my next question is kind of a follow up on what a few of the other people asked. When we looked at the deal regardless of where the deal is completely based on the price range that was reported or the percentage of the deal that’s completed in cash, it looks like Meadowbrook’s ROE is going to increase no matter what. But when you talk about accretion to earnings depending on the percentage of presently shareholders that take cash and where the deal price is between $8 and 10.50 ranges, it may not be necessarily accretive at least in our number. What estimate are you guys using for ProCentury shareholders taking cash?

ROBERT CUBBIN:	Ken it’s a fixed amount and...when the definitive agreement is reviewed you will see that its 45% cash. So, if somebody opted for more stock than was available in that 55% and there will be a pro rata reduction in that. So the 55:45 is a set number.

KENNETH BILLINGSLEY:	Okay, that’s not variable I misunderstood that there.

ROBERT CUBBIN:	No.

KENNETH BILLINGSLEY:	Okay so, 45% of the deal will be done in cash...

ROBERT CUBBIN:	That’s correct.

KENNETH BILLINGSLEY:	Okay. And then of the cash portion have you guys determined how much or what percentage of that will be funded between cash and debt?

KAREN SPAUN:	No Ken. What we’ve done is we looked at a number of different alternatives there and what we are looking at is where the best balance is between our debt to equity and where we can use the capital within our operations.

KENNETH BILLINGSLEY:	My questions have been answered. Congratulations on the deal.

KAREN SPAUN:	Thanks.

ROBERT CUBBIN:	Thanks Ken.

OPERATOR:	Thank you, and once again please press “*” then “1” if you would like to ask a question.

Okay, we have a question from David Lewis, from Raymond James.

DAVID LEWIS:	Thank you, and congratulations to both of you.

ROBERT CUBBIN:	Thanks Dave.

EDWARD FEIGHAN:	Thank you, David.

DAVID LEWIS:	A quick question and Edward I don’t how much detail you can provide until you put up the 8-K and other filings. But can you give us a sense, you started off by saying that you knew its going to be a challenging environment as everybody is going to experience over the next year or two. And you wanted to find a partner. How much participants did you actually pursue and did you actually have any type of bidding process or was this pretty much a sole negotiation with Meadowbrook?

EDWARD FEIGHAN:	I think David, I have to under advise from our securities counsel I have to wait until we...till we file that explanation of the process and who or what other entities we had spoken to.

DAVID LEWIS:	Okay, that’s helpful thank you.

EDWARD FEIGHAN:	Thank you.

OPERATOR:	Thank you and we also have a question from Mr. Robert Grella, a Private Investor.

ROBERT GRELLA:	Yes, thank you gentlemen. I have a question relative to reserves. There was no discussion whatsoever as to ProCentury’s reserves? How adequate do you feel they are and why?

ROBERT CUBBIN:	Okay, Robert, this is Bob Cubbin. During the due diligence process we worked with their actuaries and analyzed the position that they were in and we got comfortable with their reserve position. It had some fairly consistent favorable reserve developments and we were satisfied with the review that we did, that the reserves are in a very reasonable range and appeared to be conservatively set.

ROBERT GRELLA:	Reasonable range is defined as?

ROBERT CUBBIN:	Well the actuaries defined that for us, because they do an ultimate pick and then they do again a sensitivity analysis around that to give you a range of what the likely outcomes are. So, that’s determined by their actuary and then they have their outside actuaries review that and then their auditor also reviews that. The same thing for Meadowbrook.

ROBERT GRELLA:	I have a second question. Thank you, Bob. The new programs, are these programs that were existing and you have taken over a book, are you developing these new programs and environmental implies to me a fairly risky possibility, the cost of buying these new programs LIBOR premium a little concerning. Can you speak to that?

ROBERT CUBBIN:	Yeah, I’ll address the Meadowbrook’s side and then I’ll ask Chris to address the ProCentury’s side. From Meadowbrook’s side, our usual approach to program development is that they are existing programs with a track record and some statistical support behind them and also ProCentury in general has done the exact same thing. They do a lot of research. So the programs that Meadowbrook has in the pipeline are programs that are already existing and have been signed up and are just in a phase of implementation for us. Chris, do you want to address the question on environmental.

CHRIS TIMM:	Yes. Century has a...

ROBERT GRELLA:	Excuse me; I did only want to address the environmental, other new program.

ROBERT CUBBIN:	I am sorry; I didn’t read that one at all.

ROBERT GRELLA:	Yeah.

CHRIS TIMM:	I will limit it at the way, Century the way we develop programs is not the way an admitted carrier develops program. What we might call a program is really an underwriting expertise. So for instance on the environmental side, its really environmental contractors and consultants and we have had a history and we personally have had a history in that dating back to the late 80s. In fact my degree is in biology and that’s one of things I started doing when I got into the business. And so we’ve actually got a long history in that and in all of our programs they tend to be a specific coverage line instead of a total solution for the class of business, and that’s one of the big synergies we are going to find with Meadowbrook because they have the expertise in the auto line and in the workers compensation annual statement lines whereas if we do an auto program it might be for delivery trucks in one state. If you see so it’s...we have a different methodology because we have...we serve different market segment needs.

ROBERT GRELLA:	Can you speak to...you talked about there was this discussion about the reduction in premium from 2007. What do January and February look like?

ROBERT CUBBIN:	Well we...we can only speak generally about how we view the marketplace this year. We are not able to speak to our first quarter performance in this or another conference call unfortunately. But I think that...I think it certainly fair to say that overall in the market that we are in, we have not seen...we are not seeing in the early part of the year significant rate deterioration and we are very pleased to see the traction that we are getting on some of the new lines that we entered into at the end of last year, and beyond that I wish that I could but I don’t think I am allowed to speak to first quarter performance yet.

ROBERT GRELLA:	I have another question. I know Meadowbrook did distribution. What is the ProCentury distribution geographically and is it...I assume its all through general agents?

ROBERT CUBBIN:	Christopher well...

CHRISTOPHER TIMM:	it is except for our surety, our surety focus is for retail agents.

ROBERT GRELLA:	Okay.

CHRISTOPHER TIMM:	And we have to be very close to the clients. We have 149 general agents in 246 different locations and pretty much throughout the country.

ROBERT GRELLA:	And you underwrite the general agent?

CHRISTOPHER TIMM:	Well actually, we’ve this is where we are different and this is I think risk management control that Meadowbrook found impressive as we re-underwrite every single file. So we yes, we underwrite the agent, but we audit every single file for 100% compliance with the underwriting rules and rates.

ROBERT GRELLA:	Physically, you audit.

CHRISTOPHER TIMM:	Yeah, physically.

ROBERT CUBBIN:	Every single file.

ROBERT GRELLA:	Thank you gentlemen.

ROBERT CUBBIN:	Thank you.

OPERATOR:	Thank you, and just once again please press “*” then “1” if you have a question or a comment. All right there appears to be nothing more at the present time. Do you anything closing comments.

ROBERT CUBBIN:	No, we just would like to thank everybody for .their participation, Edward, Chris, Erin, Karen, all of our shareholders, ProCentury shareholders, or respective Boards of Directors, we very much appreciate their efforts in this process and look forward to a very, very solid relationship going forward. Edward did you have any closing comments?

EDWARD FEIGHAN:	No, I simply want to reiterate Bob’s comments. We are very excited about this transaction and looking forward to more conversations particularly with our shareholders because we believe that as we...as we give further color to the excitement of this that they will...they will be very, very pleased with the direction that we headed in and we are absolutely confident that Meadowbrook brings an exceptional management team and really performance focused organization and we are proud to be part of it. Thank you.

ROBERT CUBBIN:	Thank you very much.

OPERATOR:	Thank you. That concludes the teleconference. You may now disconnect your phone line.